NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made by and between China Green Agriculture, Inc., a Nevada corporation (the “Company”), and Barry L. Raeburn (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) or, if so previously appointed, its compensation committee (the “Compensation Committee”) has, on the date set forth on the signature page below, granted Optionee a Non-Qualified stock option (the “Option”) to purchase from the Company shares of the Company’s common stock, par value $.001 per share (“Common Stock”);

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom, the Company and Optionee agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, the right, privilege and option (“Option”) to purchase 25,000 shares of its Common Stock at an exercise price (“Exercise Price”) of $6.00 per share, in the manner and subject to the conditions provided hereinafter.

2. Vesting of Option. The Option shall become vested and exercisable in accordance with the following schedule:

7,500 shares	Vesting on June 29, 2008.

17,500 shares	Vesting on July 1, 2009.

In the event that Optionee is no longer a member of the Board of Directors of the Company, any unvested options shall immediately terminate on the date of his removal or resignation.

3. Exercise Period. Any exercise may be with respect to any part or all of the shares then exercisable pursuant to such Option. All Options must be exercised within two years after the date of the vesting.

4. Manner of Exercise.

(a) The Option shall be exercised by written notice of exercise in the form of Exhibit A to this Agreement addressed to the Company and signed by the Optionee and delivered to the Company, as such Exhibit may be amended by the Board of Directors or the Compensation Committee from time to time. Optionee also agrees to make such other representations as are deemed necessary or appropriate by the Company and its counsel. If the Option is exercised in part only, the Company shall make a record such option on its books and records reflecting the partial exercise which shall be presumptive of the number of shares exercised.

(b) The Exercise Price is payable by certified or official bank check or by personal check; provided, however, that no shares of Common Stock shall be issued to Optionee until the Company has been advised by its bank that the check has cleared.

(c) The Option may also be exercised by the delivery to the Company of shares of Common Stock having a fair market value, as of the date of exercise, equal to the Exercise Price of the Optioned Shares to the extent that the Option is being exercised.

(d)  (i) In the event of the merger or consolidation of the Company with or into any corporation or other entity or in the event of the sale by the Company of all or substantially all of its business and assets followed by a distribution of assets to the stockholders in connection with a liquidation or partial liquidation of the Company or in the event of a similar transaction (each a “Merger Transaction”), prior to the expiration of this Option, this Option shall be converted into the consideration payable with respect to the Common Stock in the Merger Transaction (the “Merger Consideration”) as follows.

(ii) The Optionee shall receive Merger Consideration having a value equal to the appreciation, if any, of this Option. The appreciation of this Option shall be determined by multiplying the number of shares subject to this Option by the difference between (i) the value of the Merger Consideration payable with respect to one share of Common Stock and (ii) the Exercise Price of this Option. If the value of the Merger Consideration shall be equal to or less than the Exercise Price, this Option shall not be converted into Merger Consideration, but shall terminate, to the extent not exercised, at the effective time of the Merger Transaction.

(iii) The consideration payable to the Optionee shall be in the same form as the Merger Consideration. If the Merger Consideration shall consist of both cash and non-cash consideration, the consideration payable upon conversion of this Option shall be a combination of cash and non-cash consideration in the same proportion as the Merger Consideration is payable to the holders of the Common Stock.

(iv) If and to the extent that the Merger Consideration is other than cash, the value of the non-cash Merger Consideration shall be determined in good faith by the Company’s Board of Directors, and the Company shall promptly advise the Optionee of such determination. If the Optionee disagrees with the determination of the Board of Directors, the Optionee shall have the right to exercise this Option by paying the Exercise Price as provided in Section 4(b) or (c) of this Agreement prior to the effectiveness of the Merger Transaction. If the Option is not exercised prior to the effectiveness of the Merger Transaction, the Option shall be automatically converted or terminated, as the case may be, as provided in this Section 4(d).

(e) The shares of Common Stock when issued upon exercise of the Option (the “Optioned Shares”), will be duly and validly authorized and issued, fully paid and non-assessable.

(f) In connection with any exercise of this Option, the Optionee shall, contemporaneously with the exercise of this Option, to the extent required by law, pay or provide for payment of any withholding taxes due as a result of such exercise.

5. Restrictions on Exercise and Delivery. The exercise of this Option, in whole or in part, shall be subject to the condition that, if at any time the Board of Directors or the Compensation Committee, shall determine, in its sole and absolute discretion,

(a) the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

(b) the listing, registration, or qualification of any shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

(c) the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors or its compensation committee. Optionee shall execute such documents and take such other actions as are required by the Board of Directors or the Compensation Committee to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Company nor any officer or director, or member of the Board of Directors or the Compensation Committee, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

6. Termination of Option. Except as otherwise provided in this Agreement, to the extent not previously exercised, upon the first to occur of any of the following events:

(a) The dissolution or liquidation of the Company;

(b)  The breach by Optionee of any material provision of this Agreement;

(c) The expiration of two years from the vesting date of any Options.

8. Adjustment Provisions. The number of shares of Common Stock subject to the Option and the Exercise Price shall be adjusted in accordance with generally accepted accounting principles in the event of a stock dividend, stock split, stock distribution, reverse split or other combination of shares, recapitalization or otherwise, which affects the Common Stock.

9.  Transferability. The Option is not transferable by the Optionee except that, in the event of Optionee’s death or incompetence, the Option may be exercised by Optionee’s legal representative or by the persons to whom the Option is transferred by will or the laws of descent and distribution.

10.  No Rights As a Stockholder. The Optionee shall have no interest in and shall not be entitled to any voting rights or any dividend or other rights or privileges of a stockholder of the Company with respect to any shares of Common Stock issuable upon exercise of this Option prior to the exercise of this Option and payment of the Exercise Price.

11.  No Rights to Continued Service. Nothing in this Option shall be constructed as an employment or consulting agreement.

12.  Legality. Anything in this Option to the contrary notwithstanding, the Optionee agrees that he or she will not exercise the Option, and that the Company will not be obligated to issue any shares of Common Stock pursuant to this Option, if the exercise of the Option or the issuance of such shares shall constitute a violation by the Optionee or by the Company of any provisions of any law or of any regulation of any governmental authority. Any determination by the Board of Directors or the Compensation Committee shall be final, binding and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with such law or regulation. The Optionee understands that, unless the issuance of the Optioned Shares is registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Optioned Shares, if and when issued, will be restricted securities, as defined in Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act. The Company shall not be required to issue any Optioned Shares if the issuance thereof is not permitted pursuant to the Securities Act. The Company shall not be required to register the Optioned Shares pursuant to the Securities Act.

13.  Action by Company. The existence of the Option shall not effect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.   Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement, including but not limited, the offer letter by and between the Company and the Optionee dated March 31, 2008.

15.  Interpretation. As a condition of the granting of the Option, the Optionee and each person who succeeds to the Optionee’s rights hereunder, agrees that any dispute or disagreement which shall arise under or as a result of or pursuant to this Option shall be determined by the Board of Directors or its Compensation Committee in its sole discretion and that any interpretation by the Board of Directors or its Compensation Committee of the terms of this Option shall be final, binding and conclusive.

16.  Mandatory Arbitration. In the event of any dispute between the Company and Optionee regarding this Agreement, the dispute and any issue as to the arbitrability of such dispute, shall be settled to the exclusion of a court of law, by arbitration in New York, New York, by a panel of three arbitrators (each party shall choose one arbitrator and the third shall be chosen by the two arbitrators so selected) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of a majority of the arbitrators shall be final and binding upon the parties. All costs of the arbitration and the fees of the arbitrators shall be allocated between the parties as determined by a majority of the arbitrators, it being the intention of the parties that the prevailing party in such a proceeding be made whole with respect to its expenses.

17.  Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Company for such person or at such other address as the Optionee may specify in writing to the Company.

18.  Binding Effect. This Agreement shall be binding upon and inure tothe benefit of Optionee, his heirs and successors, and of the Company, its successors and assigns.

19.  Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of laws.

20.  Descriptive Headings. Titles to Sections are solely for informational purposes.

IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be April ___, 2008.

CHINA GREEN AGRICULTURE, INC.
a Nevada corporation

By:
Name: Tao Li
Title: President and Chief Executive Officer

OPTIONEE

Barry L. Raeburn

Print Name

EXHIBIT A

______________, 200__

China Green Agriculture, Inc.

Re: Stock Option Exercise

To Whom It May Concern:

I (the “Optionee”) hereby exercise my right to purchase ________ shares of common stock (the “Stock”) of China Green Agriculture, Inc., a Nevada corporation (the “Company”) as set forth in my agreement (the “Agreement”) with the Company granting me 25,000 shares of its common stock. I deliver herewith payment as set forth in the Agreement in the amount of the aggregate option exercise price. Please deliver to me at my address as set forth above stock certificates representing the subject shares registered in my name.

The Optionee hereby represents and agrees as follows:

1. The Optionee acknowledges receipt of a copy of the Agreement. The Optionee has carefully reviewed the Agreement.

2.  The Optionee is a resident of __________.

3.  The Optionee represents and agrees that if the Optionee is an “affiliate” (as defined in Rule 144 under the Securities Act of 1933) of the Company at the time the Optionee desires to sell any of the Stock, the Optionee will be subject to certain restrictions under, and will comply with all of the requirements of, applicable federal and state securities laws.

The foregoing representations and warranties are given on ________ at _____________________.

OPTIONEE:

Print Name: